Exhibit 10.1

CONSULTING AGREEMENT

This Agreement shall be effective this 1st day of January 2010 by and between Halifax Corporation of Virginia, a Virginia corporation (hereinafter referred to as Halifax) and Joseph Sciacca, an individual business consultant (hereinafter referred to as Consultant).

WHEREAS, Halifax is engaged in the business of providing goods and services to a broad range of customers related to enterprise logistic services, high availability services, and other services and wishes to obtain outside counsel and advice with regard to said operations; and

WHEREAS, Consultant is uniquely qualified to provide such advice and counsel;

NOW, THEREFORE, in consideration of the mutual premises and covenants contained herein, it is agreed as follows:

1)  Purpose: To provide Halifax with access to Consultant's extensive business and corporate experience and special expertise unique to the operations of the Company.

2)  Term of Agreement: This Agreement shall be for a term of nine (9) months commencing January 1, 2010, and ending on September 30, 2010. The term may be extended by mutual agreement.

3) Consultant's Duties: To the extent mutually agreed to by Consultant and Halifax, Consultant will furnish counsel and advice as specifically requested by the President or senior management of Halifax related to corporate activities, financial reporting, taxation and business strategy and other general corporate matters. Consultant will furnish Halifax with contact reports and verbal briefings on all services performed.

4) Consultant's Services: It is contemplated that only part of Consultant's time, during the term of the contract, will be occupied by providing advice and counsel under this contract. However, all Consultant's work in connection with this Agreement shall be done exclusively on behalf of Halifax. Consultant shall not do anything which in any way competes with Halifax.

5) Compensation: Consultant shall receive base compensation at a rate of $12,534 per month, payable monthly on the last day of each month.

6)  Expenses: Consultant shall be reimbursed for the reasonable and necessary cost of meals; lodging and incidentals in accordance with the policies of Halifax. Consultant shall obtain prior approval whenever possible for such expenses and except in extraordinary cases, such expenses shall be incurred prior to reimbursement.

7) Facility Support: Halifax may provide office space at a Halifax location specified by the President & CEO building for use by Consultant as needed and when available.

8) Relationship of Parties: Consultant is and shall in all events be an independent contractor and nothing in this agreement shall be construed as constituting an agency, partnership, legal representative or employer/employee relationship with Halifax for any purpose. Consultant does not have authority to bind Halifax and Consultant shall not hold himself out as an employee of Halifax.

9) Disclosure of Information: Consultant recognizes and acknowledges that he will regard as strictly confidential the information and knowledge which he may acquire from Halifax, its employees, or other consultants, its method of conducting its business affairs, inventions, designs, methods, systems, trade secrets and other private matter, and all such other information which the Consultant may acquire in Halifax's plant or premises or which may be disclosed by Halifax to the Consultant. Consultant agrees that he shall not disclose any such information or knowledge to any person, firm, corporation or other entity for any reason or purpose whatsoever except to Halifax's personnel or with Halifax's written permission. Consultant further agrees that he will not, during or subsequent to this contract, make any use of the aforesaid knowledge and information for his personal benefit.

10) Ownership of Documents: Consultant agrees that any and all documents, reports and other data produced under this contract shall become and shall remain the property of Halifax.

11) Limitation of Liability: The consultant shall save and hold harmless and indemnify Halifax Corporation against any and all kind of claims, liabilities, and costs of whatsoever kind and nature for injury to or death of any person or persons and for loss or damage to any property (Halifax or otherwise) occurring in connection with or in any incident to or arising out of occupancy, use, service, operations or performance of work under the terms of this Agreement; resulting in whole, or in part from the negligent acts or omissions of Consultant or any employee, agent or representative of the Consultant.

12) Covenant of Non-Competition: Consultant acknowledges that in his capacity as Vice President- Finance and CFO of Halifax, he has had a great deal of exposure and access to a broad variety of commercially valuable proprietary information which is vital to the success of the business of Halifax and its subsidiaries, including by way of illustration, past, current, and future business practices, strategies, plans, and other confidential information. Of the above information and in consideration of the compensation to be paid by Halifax to him under this Agreement, Consultant hereby acknowledges and agrees that he will keep such information confidential.

13) This agreement replaces and supersedes the Severance Agreement dated M ay 13, 2009 between the Company and Joseph Sciacca.

14) Miscellaneous: This Agreement may be modified only in writing signed by both parties. This Agreement constitutes the entire Agreement between the parties relating to the subject matter contained herein, but this Agreement shall be collateral to any contract not concerned with the subject matter contained herein. Any waiver of a right under or breach of a provision of this Agreement shall not be a waiver of any other rights or subsequent breach of the same or other provisions of this Agreement. This Agreement shall be interpreted under the laws of the Commonwealth of Virginia.

15)  Notices: Any notice required or permitted to be given under this contract shall be sufficient if in writing, or email to Consultant at Sciacca_joe@yahoo.com or mail at:

Joseph Sciacca
7224 Beechwood Road
Alexandria, VA 22307

or in the case of Halifax, via email to CMcnew@hxcorp.com or by mail to its headquarters:

Halifax Corporation
5250 Cherokee Avenue
Alexandria, VA 22312
Attention: Charles L. McNew, President & CEO

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

By:	/s/ Joseph Sciacca
Joseph Sciacca
Title:	Consultant
Date:	December 14, 2009

By:	/s/ Charles L. McNew
Charles L. McNew
Halifax Corporation
Title:	President & CEO
Date:	December 14, 2009